SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2004

ADAMS RESOURCES & ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7908	74-1753147
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

4400 Post Oak Pkwy, Suite 2700, Houston, Texas		77027
(Address of principal executive offices)		(Zip code)

(713) 881-3600
(Registrant’s telephone number, including area code)

Item 2.02.        Results of Operations and Financial Condition.

On November 10, 2004, Adams Resources & Energy, Inc., a Delaware corporation, issued a press release announcing its financial results for the third quarter ended September 30, 2004. The Company also announced its annual dividend for 2004. A copy of the earnings release and dividend announcement is furnished as Exhibit 99.1 to this report and is incorporated herein by reference. The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMS RESOURCES & ENERGY, INC.

Date: November 10, 2004	By:	/s/ Richard B. Abshire
Richard B. Abshire
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Copy of Adams Resources & Energy, Inc. press release dated November 10, 2004 entitled Adams Resources Announces Third Quarter 2004 Net Earnings and announces a 30% dividend increase.

Jim Smith
(713) 881-3662
FOR IMMEDIATE RELEASE

ADAMS RESOURCES INCREASES THIRD QUARTER 2004 NET EARNINGS AND
ANNOUNCES A 30% DIVIDEND INCREASE

Houston (November 10, 2004)-- Adams Resources & Energy, Inc., (AMEX-AE), announced unaudited third quarter 2004 net earnings of $4,352,000 or $1.03 per common share on revenues totaling $550,563,000. This compares to unaudited third quarter 2003 net earnings of $673,000 or $.16 per share. For the nine months ended September 30, 2004, net earnings were $6,408,000 or $1.52 per share.

A summary of operating results follows:
	Third Quarter
	2004	2003
Operating earnings (loss)
Marketing	$6,147,000	$2,444,000
Transportation	1,609,000	(463,000)
Oil and gas	1,021,000	860,000
General & administrative	(2,120,000)	(1,640,000)
Interest, net	(5,000)	19,000
Income tax provision	(2,300,000)	(393,000)

Earnings from continuing operations	4,352,000	827,000

Earnings (loss) from discontinued
operation, net of tax	-	(154,000)

Net earnings	$4,352,000	$673,000

Chairman K.S. "Bud" Adams, Jr., attributed the earnings increase to higher commodity prices and increased demand within the Company’s petrochemical trucking operation. Increasing crude oil prices during the quarter expanded margins and enabled the Company to liquidate lower priced inventory into a rising market. The Company also experienced strong demand for its chemical transportation services reversing a loss in the prior year to current profitability.

The Company also announced its Board of Directors has declared an annual cash dividend in the amount of $.30 per common share, payable on December 15, 2004 to shareholders of record as of December 2, 2004. The amount of the dividend is increased by 30 percent, or $.07 per share, over last year. Chairman K. S. “Bud” Adams, Jr., said the Company’s continued strength and the more favorable tax laws led to the dividend increase.

…………………………………………………

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated. Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between crude oil and natural gas contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, and (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility and (q) successful completion of drilling activity. These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$1,507,494	$1,299,500	$550,563	$399,243

Costs, expenses and other	1,497,338	1,290,843	543,911	398,023
Income tax provision	3,495	3,252	2,300	393
Earnings from continuing operations	6,661	5,405	4,352	827
Income (loss) for discontinued operation,
net of tax	(253)	(2,862)	-	(154)
Cumulative effect of accounting change,
net of tax	-	(92)	-	-

Net earnings	$6,408	$2,451	$4,352	$673

Earnings (loss) per share
From continuing operations	$1.58	$1.28	$1.03	$.20
From discontinued operation	(.06)	(.68)	-	(.04)
Cumulative effect of accounting change	-	(.02)	-	-
Basic and diluted net earnings per common share	$1.52	$.58	$1.03	$.16

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2004	2003
ASSETS

Cash	$21,734	$28,342
Other current assets	179,005	157,309
Total current assets	200,739	185,651

Net property & equipment	25,332	24,407
Other assets	154	203
	$226,225	$210,261
LIABILITIES AND EQUITY
Total current liabilities	$162,178	$152,665
Long-term debt	11,475	11,475
Deferred taxes and other	3,932	3,889
Shareholders’ equity	48,640	42,232
	$226,225	$210,261